As filed with the Securities and Exchange Commission on February 9, 2009

Registration No. 333-129815

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FOSTER WHEELER AG

(Exact Name of Registrant as Specified in Its Charter)

Switzerland*	98-0607469
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Perryville Corporate Park

Clinton, New Jersey 08809-4000

(Address of Principal Executive Offices)

*                 Maintains its registered offices at c/o Bär & Karrer, Baarerstrasse 8, CH-6301 Zug, Switzerland, and its principal executive offices at Perryville Corporate Park, Clinton, New Jersey 08809-4000

Restricted Stock Award Agreement Between

Foster Wheeler Inc. and Peter J. Ganz

dated as of October 24, 2005

(Full Title of the Plans)

Peter J. Ganz
Executive Vice President, General Counsel and Secretary
c/o Foster Wheeler Inc.
Perryville Corporate Park
Clinton, New Jersey 08809-4000
Telephone: (908) 730-4000
Facsimile: (908) 730-5300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Tracy Kimmel
Adam M. Freiman
King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
(212) 556-2100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Registered Shares, par value CHF 3.00 per share		(1)		(1)		(1)		(1)

(1)                No additional securities are to be registered, and the registration fee was paid upon filing of the original Registration Statement on Form S-8 (File No. 333-129815). Therefore, no further registration fee is required.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-8 is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Foster Wheeler AG, a Swiss corporation (the “Company”), as successor issuer to Foster Wheeler Ltd., a company incorporated under the laws of Bermuda (“Foster Wheeler-Bermuda”).  Pursuant to a scheme of arrangement under Bermuda law (the “Scheme of Arrangement”), on February 9, 2009 all of the previously outstanding common shares of Foster Wheeler-Bermuda were cancelled and each holder of cancelled Foster Wheeler-Bermuda common shares received registered shares of the Company (or cash in lieu of any fractional shares).  As a result of the Scheme of Arrangement, Foster Wheeler-Bermuda became a wholly-owned subsidiary of the Company.  In connection with the Scheme of Arrangement, the Company assumed Foster Wheeler-Bermuda’s existing obligations in connection with awards granted under Foster Wheeler-Bermuda’s incentive plans and other similar employee awards and amended such plans and awards as necessary to provide for the issuance of the Company’s registered shares rather than the common shares of Foster Wheeler-Bermuda upon the exercise of awards.  The Company hereby expressly adopts the Registration Statement on Form S-8 (Registration No. 333-129815) as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This registration statement contains two parts. The first part contains a prospectus prepared in accordance with Part I of Form S-8 (in accordance with Instruction C of the General Instructions to Form S-8) which covers reoffers and resales of the shares issued pursuant to the Restricted Stock Award Agreement described in the prospectus. The second part contains information required in the registration statement pursuant to Part II of Form S-8.

REOFFER PROSPECTUS

Foster Wheeler AG

2,347 Registered Shares

This reoffer prospectus relates to up to 2,347 registered shares of Foster Wheeler AG, par value CHF 3.00 per share, to be offered and sold to the public from time to time by Peter J. Ganz, the Executive Vice President, General Counsel and Secretary of Foster WheelerAG, who we refer to as the selling shareholder. The selling shareholder acquired common shares of Foster Wheeler Ltd., which we refer to as Foster Wheeler-Bermuda, through a grant pursuant to the terms of the Restricted Stock Award Agreement dated as of October 24, 2005 between Foster Wheeler-Bermuda and the selling shareholder.  In connection with the change of the jurisdiction of incorporation of the ultimate parent company of Foster Wheeler-Bermuda’s group of companies, we assumed Foster Wheeler-Bermuda’s obligations under the Restricted Stock Award Agreement, which now relates to our registered shares.

The selling shareholder may sell his shares directly or indirectly in one or more transactions on any stock exchange or stock market on which the shares may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods. These sales may be at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The shares were originally issued as “restricted securities” under the Securities Act of 1933, as amended.  This reoffer prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by the selling shareholder to the public, subject to certain contractual restrictions on the ability of the selling shareholder to sell any or all of his shares. The selling shareholder may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling shareholder and/or purchasers of the shares, or both, which compensation as to a particular broker or dealer may be in excess of customary commissions. In connection with such sales, the selling shareholder and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. We will not receive any proceeds from the sale of the shares by the selling shareholder.

Our registered shares are quoted on the NASDAQ Global Select Market under the symbol “FWLT.” On February 6, 2009, the closing price for each common share of Foster Wheeler-Bermuda was $22.40.

For a discussion of factors you should consider before you decide to purchase our registered shares, see “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is February 9, 2009.

SUMMARY

This summary represents a summary of all material terms of the offering and highlights selected information described in greater detail elsewhere or incorporated by reference in this reoffer prospectus. You should carefully read this entire reoffer prospectus, including the risk factors beginning on page 4, and the documents incorporated by reference in this reoffer prospectus to fully understand the offering and our business, results of operations and financial condition. Except as the context otherwise requires, the terms “we,” “us,” “our,” and “Foster Wheeler,” as used in this reoffer prospectus, refer to Foster Wheeler AG and its direct and indirect subsidiaries on a consolidated basis for the period after the consummation of the scheme of arrangement described in “—The Redomestication” below and Foster Wheeler-Bermuda and its direct and indirect subsidiaries on a consolidated basis for the period before the consummation of the scheme of arrangement.  The term “Foster Wheeler-Bermuda,” as used in this reoffer prospectus, means Foster Wheeler Ltd., a Bermuda company, which was the parent company of our group of companies prior to the consummation of the scheme of arrangement.  In addition, except as the context otherwise requires, the financial information included in this reoffer prospectus is that of Foster Wheeler-Bermuda as it relates to periods ended prior to the consummation of the scheme of arrangement.

On January 22, 2008, Foster Wheeler-Bermuda effected a two-for-one stock split of its common shares in the form of a stock dividend to common shareholders of record at the close of business on January 8, 2008 in the ratio of one additional Foster Wheeler-Bermuda common share in respect of each common share outstanding.  All references to share capital, the number of shares, stock options, restricted awards, per share amounts, cash dividends, and any other reference to shares in this reoffer prospectus, unless otherwise noted, have been adjusted to reflect the stock split on a retroactive basis.

Foster Wheeler AG

We are a Swiss company and were first registered with the commercial register of the Canton of Zug on November 25, 2008. We do not have any assets or conduct any business except through our ownership of our subsidiaries. The executive offices of Foster Wheeler AG are c/o Foster Wheeler Inc., Perryville Corporate Park, Clinton, New Jersey 08809-4000, Attention: Office of the Secretary, and its telephone number is (908) 730-4000.

Our Business

We operate through two business groups: our Global Engineering and Construction Group, which we refer to as our Global E&C Group, and our Global Power Group.

Our Global E&C Group, which operates worldwide, designs, engineers and constructs onshore and offshore upstream oil and gas processing facilities, natural gas liquefaction facilities and receiving terminals, gas-to-liquids facilities, oil refining, chemical and petrochemical, pharmaceutical and biotechnology facilities and related infrastructure, including power generation and distribution facilities, and gasification facilities.  Our Global E&C Group is also involved in the design of facilities in new or developing market sectors, including carbon capture and storage, solid fuel-fired integrated gasification combined-cycle power plants, coal-to-liquids, coal-to-chemicals and biofuels. Our Global E&C Group generates revenues from engineering, procurement and construction activities pursuant to contracts spanning up to approximately four years in duration and from returns on its equity investments in various power production facilities.

Our Global E&C Group provides the following services:

•                  Design, engineering, project management, construction and construction management services, including the procurement of equipment, materials and services from third-party suppliers and contractors.

•                  Environmental remediation services, together with related technical, engineering, design and regulatory services.

•                  Development, engineering, procurement, construction, ownership and operation of power generation facilities, from conventional and renewable sources, and waste-to-energy facilities in Europe.

Our Global Power Group designs, manufactures and erects steam generating and auxiliary equipment for electric power generating stations and industrial facilities worldwide and owns and/or operates several cogeneration, independent power production and waste-to-energy facilities, as well as power generation facilities for the process and petrochemical industries.  Our Global Power Group generates revenues from engineering activities, equipment supply, construction contracts, operating and maintenance agreements, royalties from licensing its technology, and from returns on its investments in various power production facilities.

Our Global Power Group’s steam generating equipment includes a full range of technologies, offering independent power producers, utilities and industrial clients high-value technology solutions for converting a wide range of fuels, such as coal, petroleum coke, oil, gas, biomass and municipal solid waste, into steam, which can be used for power generation, district heating and in industrial processes.

Our Global Power Group offers several other products and services related to steam generators:

•                  Design, manufacture and installation of auxiliary equipment, which includes feedwater heaters, steam condensers and heat-recovery equipment.

•                  A full line of new and retrofit nitrogen-oxide, or NOx, reduction systems such as selective non-catalytic and catalytic NOx reduction systems as well as complete low NOx combustion systems.

•                  A broad range of steam generator site services, including construction and erection services, engineering, plant upgrading and life extensions.

•                  Research, analysis and experimental work in fluid dynamics, heat transfer, combustion, fuel technology, materials engineering and solid mechanics.

Shares Offered

This reoffer prospectus relates to up to 2,347 registered shares of Foster Wheeler AG, par value CHF 3.00 per share, to be offered and sold to the public from time to time by Peter J. Ganz, the Executive Vice President, General Counsel and Secretary of Foster Wheeler AG, who we refer to as the selling shareholder. The selling shareholder acquired the shares through a grant pursuant to the terms of the Restricted Stock Award Agreement dated as of October 24, 2005 between Foster Wheeler-Bermuda and the selling shareholder.  In connection with the change of the jurisdiction of incorporation of the ultimate parent company of Foster Wheeler-Bermuda’s group of companies, we assumed Foster Wheeler-Bermuda’s obligations under the Restricted Stock Award Agreement, which now relates to our registered shares.

The selling shareholder may sell his shares directly or indirectly in one or more transactions on any stock exchange or stock market on which the shares may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods. These sales may be at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The shares were originally issued as “restricted securities” under the Securities Act of 1933, as amended, which we refer to as the Securities Act.  This reoffer prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by the selling shareholder to the public, subject to certain contractual restrictions on the ability of the selling shareholder to sell any or all of his shares. The selling shareholder may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling shareholder and/or purchasers of the shares, or both, which compensation as to a particular broker or dealer may be in excess of customary commissions. In connection with such sales, the selling shareholder and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. We will not receive any proceeds from the sale of the shares by the selling shareholder.

Our registered shares are quoted on the NASDAQ Global Select Market under the symbol “FWLT.”  On February 6, 2009, the closing price for each common share of Foster Wheeler-Bermuda was $22.40.

The Redomestication

On February 9, 2009, we became the ultimate parent company of Foster Wheeler-Bermuda and its subsidiaries as a result of a redomestication effected pursuant to a scheme of arrangement under Bermuda law, which we refer to as the Scheme of Arrangement.  Pursuant to the Scheme of Arrangement:

(1)                all fractional common shares of Foster Wheeler-Bermuda were cancelled and Foster Wheeler-Bermuda paid to each holder of fractional shares that were cancelled an amount based on the average of the high and low trading prices of Foster Wheeler-Bermuda common shares on the NASDAQ Global Select Market on the business day immediately preceding the effectiveness of the Scheme of Arrangement;

(2)                all previously outstanding whole common shares of Foster Wheeler-Bermuda were cancelled;

(3)                Foster Wheeler-Bermuda, acting on behalf of its shareholders, issued 1,000 common shares (which constituted all of Foster Wheeler-Bermuda’s common shares at such time) to us;

(4)                we increased our share capital and file amended articles of association reflecting the share capital increase with the Swiss Commercial Register; and

(5)                we issued registered shares to the holders of whole Foster Wheeler-Bermuda common shares that were cancelled.

As a result of the Scheme of Arrangement, the common shareholders of Foster Wheeler-Bermuda became registered shareholders of us and Foster Wheeler-Bermuda became our wholly-owned subsidiary.

In connection with the Scheme of Arrangement, we assumed Foster Wheeler-Bermuda’s existing obligations in connection with awards granted under Foster Wheeler-Bermuda’s incentive plans and other similar employee awards, including the Restricted Stock Award Agreement with the selling shareholder.

In addition, pursuant to the terms of the warrant agreement governing Foster Wheeler-Bermuda’s Class A Warrants outstanding on the date of the consummation of the Scheme of Arrangement, we entered into a supplemental warrant agreement,  dated as of February 9, 2009.  Pursuant to the terms of the supplemental warrant agreement, we assumed Foster Wheeler-Bermuda’s obligations under the warrant agreement and agreed to issue registered shares upon exercise of warrants in accordance with their terms.

Pursuant to the terms of the Certificate of Designation governing Foster Wheeler-Bermuda’s Series B Convertible Preferred Shares, we also issued to each holder of the preferred shares the number of our registered shares that such holders would have been entitled to receive had they converted their preferred shares into common shares of Foster Wheeler-Bermuda immediately prior to the effectiveness of the Scheme of Arrangement (with Foster Wheeler-Bermuda paying cash in lieu of any fractional common shares otherwise issuable).

We refer to the foregoing transactions together with the steps of the Scheme of Arrangement as the “redomestication.”

RISK FACTORS

Before deciding whether to invest in our securities, you should carefully read the following risk factors and the other information included and incorporated by reference in this reoffer prospectus.

Risk Factors Relating to Shares

We cannot predict the price at which our registered shares will trade.

As of February 6, 2009, we had warrants to purchase up to 607,535.7068 shares outstanding.  In addition, we had outstanding equity awards that are exercisable for up to approximately 3,901,326 shares as of February 6, 2009.  The issuance of registered shares upon the exercise of the warrants and options could depress the price of our registered shares if holders of a large number of registered shares attempt to sell all or a substantial portion of their holdings. There are no agreements or other restrictions that prevent the sale of a large number of our registered shares or warrants.  We expect that all of our issued and outstanding registered shares, including upon exercise of the warrants, will, in general, be freely tradeable under U.S. securities laws.

We are a Swiss company and it may be difficult for you to enforce judgments against us or our directors and executive officers.

Foster Wheeler AG is a Swiss corporation.  As a result, the rights of our shareholders are governed by Swiss law and by our articles of association and organizational regulations.  The rights of shareholders under Swiss law may differ from the rights of shareholders of companies of other jurisdictions.  A substantial portion of our assets are located outside the United States.  It may be difficult for investors to enforce in the United States judgments obtained in U.S. courts against us or our directors based on the civil liability provisions of the U.S. securities laws.  Uncertainty exists as to whether courts in Switzerland will enforce judgments obtained in other jurisdictions, including in the United States, under the securities laws of those jurisdictions or entertain actions in Switzerland under the securities laws of other jurisdictions.

If you acquire 10% or more of the total combined voting power of our common shares, controlled foreign corporation rules may apply to you.

Under U.S. federal income tax law, each “United States shareholder” of a foreign corporation that is a “controlled foreign corporation,” or CFC, for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC on the last day of the CFC’s taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed.  For these purposes, any U.S. person who owns, directly, or indirectly through a foreign entity or through applicable constructive ownership rules, 10% or more of the total combined voting power of all classes of stock of a foreign corporation entitled to vote will be considered to be a “United States shareholder.”  In general, we will be treated as a CFC only if such “United States shareholders” collectively own more than 50% of the total combined voting power or total value of our stock.  Although our articles of association include provisions imposing limitations on the voting power of our stock which are intended to prevent the possibility that we will become a CFC, there can be no assurance that these provisions will be effective for this purpose.  Accordingly, U.S. persons who might, directly or indirectly through a foreign entity or through applicable constructive ownership rules, acquire or be deemed to acquire 10% or more of the voting power of our registered shares should consider the possible application to them of the CFC rules.

Registered holders must apply for enrollment in our share register as shareholders with voting rights in order to have voting rights; we may deny such registration under certain circumstances.

To be able to exercise voting rights, registered holders of our shares must apply to us for enrollment in our share register as shareholders with voting rights. Our board of directors may refuse to register holders of shares as shareholders with voting rights based on certain grounds.  In particular, under our articles of association, no shareholder will be registered with voting rights for 10% or more of our share capital as recorded in the commercial register.  Only shareholders that are registered as shareholders with voting rights on the relevant record date are permitted to participate in and vote at a general shareholders’ meeting.

Following the redomestication, as a result of the higher par value of our shares, we have less flexibility than we had prior to the redomestication with respect to certain aspects of capital management.

The par value of our shares is CHF 3.00 per share.  The par value of Foster Wheeler-Bermuda’s common shares was $0.01 per share. Under Swiss law, we may not issue our shares below par value. As of February 6, 2009, the closing price of Foster Wheeler-Bermuda’s common shares on the NASDAQ Global Select Market was $22.40, and CHF 3.00 was equivalent to approximately $2.58 based on a foreign exchange rate of CHF 1.1631 to $1.00 on such date.  In the event we need to raise common equity capital at a time when the trading price of our shares is below the par value of the shares, we will be unable to issue shares. In addition, we will not be able to issue options under our benefits plans with an exercise price below the par value, which would limit the flexibility of our compensation arrangements.

Following the redomestication, as a result of increased shareholder approval requirements, we have less flexibility than we had before the redomestication with respect to certain aspects of capital management.

Under Bermuda law, Foster Wheeler-Bermuda’s directors were able to issue, without shareholder approval, any common shares authorized in Foster Wheeler-Bermuda’s memorandum of association that were not issued or reserved. Bermuda law also provides the board of directors with substantial flexibility in establishing the terms of preferred shares. In addition, Foster Wheeler-Bermuda’s board of directors had the right, subject to statutory limitations, to declare and pay dividends on Foster Wheeler-Bermuda’s common shares without a shareholder vote. Swiss law allows our shareholders to authorize share capital that can be issued by the board of directors without shareholder approval, but our authorization is limited to CHF 189,623,871 divided into 63,207,957 registered shares with a par value of CHF 3.00 per share and must be renewed by the shareholders every two years. Additionally, subject to specified exceptions, including the exceptions described in our articles of association, Swiss law grants preemptive rights to existing shareholders to subscribe for new issuances of shares and other securities. Swiss law also does not provide as much flexibility in the various terms that can attach to different classes of shares. For example, while the board of directors of Foster Wheeler-Bermuda could authorize the issuance of preferred stock without shareholder approval, we may not issue preferred stock without the approval of 66 2/3% of the votes cast and a majority of the par value of the registered shares represented at a general meeting of our shareholders. Swiss law also reserves for approval by shareholders many corporate actions over which Foster Wheeler-Bermuda’s board of directors had authority.  For example, dividends must be approved by shareholders. While we do not believe that the differences between Bermuda law and Swiss law relating to our capital management will have an adverse effect on us, we cannot assure you that situations will not arise where such flexibility would have provided substantial benefits to our shareholders.

We are required to declare dividends in Swiss francs and any currency fluctuations between the U.S. dollar and Swiss francs will affect the dollar value of the dividends we pay.

Under Swiss corporate law, we are required to declare dividends, including distributions through a reduction in par value, in Swiss francs. Dividend payments will be made by our transfer agent in U.S. dollars converted at the applicable exchange rate shortly before the payment date. As a result, shareholders will be exposed to fluctuations in the exchange rate between the date used for purposes of calculating the CHF amount of any proposed dividend or par value reduction and the relevant payment date, which will not be shorter than two months and could be as long as a year.

We may not be able to make distributions or repurchase shares without subjecting our shareholders to Swiss withholding tax.

If we are not successful in our efforts to make distributions, if any, through a reduction of par value or, based on current legislation, after January 1, 2011, pay dividends, if any, out of qualifying additional paid-in capital, then any dividends paid by us will generally be subject to a Swiss federal withholding tax at a rate of 35%. The withholding tax must be withheld from the gross distribution and paid to the Swiss Federal Tax Administration.  A U.S. holder that qualifies for benefits under the Convention between the United States of America and the Swiss Confederation for the Avoidance of Double Taxation with Respect to Taxes on Income, which we refer to as the “U.S.-Swiss Treaty,” may apply for a refund of the tax withheld in excess of the 15% treaty rate (or in excess of the 5% reduced treaty rate for qualifying corporate shareholders with at least 10% participation in our voting stock, or for a full refund in case of qualified pension funds). Payment of a capital distribution in the form of a par value reduction is not subject to Swiss withholding tax. However, there can be no assurance that our shareholders will approve a reduction in par value, that we will be able to meet the other legal requirements for a reduction in par value, or that Swiss withholding rules will not be changed in the future. In addition, over the long term, the amount of par value available for us to use for par value reductions will be limited. If we are unable to make a distribution through a reduction in par value or, based on current legislation, after January 1, 2011, pay a dividend out of qualifying additional paid-in capital, we may not be able to make distributions without subjecting our shareholders to Swiss withholding taxes.

Risk Factors Relating to Our Business (amounts in thousands of dollars)

Risks Related to Our Operations

Our current and future lump-sum or fixed-price contracts and other shared risk contracts may result in significant losses if costs are greater than anticipated.

Some of our contracts are fixed-price contracts and other shared-risk contracts that are inherently risky because we agree to the selling price of the project at the time we enter into the contract.  The selling price is based on estimates of the ultimate cost of the contract and we assume substantially all of the risks associated with completing the project, as well as the post-completion warranty obligations.  Certain of these contracts are lump-sum turnkey projects where we are responsible for all aspects of the work from engineering through construction, as well as commissioning, all for a fixed selling price.  As of September 26, 2008, our backlog included $1,751,200 attributable to lump-sum turnkey and other fixed-price contracts, which represented 24% of our total backlog.

In addition, we assume the project’s technical risk and associated warranty obligations on all of our contracts and projects, meaning that we must tailor products and systems to satisfy the technical requirements of a project even though, at the time the project is awarded, we may not have previously produced such a product or system.  Warranty obligations can range from re-performance of engineering services to modification or replacement of equipment.  We also assume the risks related to revenue, cost and gross profit realized on such contracts that can vary, sometimes substantially, from the original projections due to changes in a variety of other factors, including but not limited to:

•                  engineering design changes;

•                  unanticipated technical problems with the equipment being supplied or developed by us, which may require that we spend our own money to remedy the problem;

•                  changes in the costs of components, materials or labor;

•                  difficulties in obtaining required governmental permits or approvals;

•                  changes in local laws and regulations;

•                  changes in local labor conditions;

•                  project modifications creating unanticipated costs;

•                  delays caused by local weather conditions; and

•                  our project owners’, suppliers’ or subcontractors’ failure to perform.

These risks may be exacerbated by the length of time between signing a contract and completing the project because most lump-sum or fixed-price projects are long-term.  The term of our contracts can be as long as approximately four years.  In addition, we sometimes bear the risk of delays caused by unexpected conditions or events.  We are subject to penalties if portions of the long-term fixed priced projects are not completed in accordance with agreed-upon time limits.  Therefore, significant losses can result from performing large, long-term projects on a fixed-price or lump-sum basis.  These losses may be material, including in some cases up to or exceeding the full contract value in certain events of non-performance, and could negatively impact our business, financial condition, results of operations and cash flows.

We may increase the size and number of fixed-price or lump-sum turnkey contracts, sometimes in countries where or with clients with whom we have limited previous experience.

We may bid for and enter into such contracts through partnerships or joint ventures with third-parties.  This may increase our ability and willingness to bid for increased numbers of contracts and/or increased size of contracts.  In addition, in some cases, applicable law and joint venture or other agreements may provide that each joint venture partner is jointly and severally liable for all liabilities of the venture.  Entering into these partnerships or joint ventures will expose us to credit and performance risks of those third-party partners, which could have a negative impact on our business and our results of operations if these parties fail to perform under the arrangements.

Failure by us to successfully defend against claims made against us by project owners, suppliers or project subcontractors, or failure by us to recover adequately on claims made against project owners, suppliers or subcontractors, could materially adversely affect our business, financial condition, results of operations and cash flows.

Our projects generally involve complex design and engineering, significant procurement of equipment and supplies and construction management.  We may encounter difficulties in the design or engineering, equipment and supply delivery, schedule changes and other factors, some of which are beyond our control, that affect our ability to complete the project in accordance with the original delivery schedule or to meet the contractual performance obligations.  In addition, we generally rely on third-party partners, equipment manufacturers and subcontractors to assist us with the completion of our contracts.  As such, claims involving project owners, suppliers and subcontractors may be brought against us and by us in connection with our project contracts.  Claims brought against us include back charges for alleged defective or incomplete work, breaches of warranty and/or late completion of the project work and claims for canceled projects.  The claims and back charges can involve actual damages, as well as contractually agreed upon liquidated sums.  Claims brought by us against project owners include claims for additional costs incurred in excess of current contract provisions arising out of project delays and changes in the previously agreed scope of work.  Claims between us and our suppliers, subcontractors and vendors include claims like any of those described above.  These project claims, if not resolved through negotiation, are often subject to lengthy and expensive litigation or arbitration proceedings.  Charges associated with claims could materially adversely affect our business, financial condition, results of operations and cash flows.  For further information on project claims, please refer to Note 12, “Litigation and Uncertainties,” to the condensed consolidated financial statements in Foster Wheeler-Bermuda’s quarterly report on Form 10-Q for the quarter ended September 26, 2008, filed on November 5, 2008 and incorporated by reference herein.

Projects included in our backlog may be delayed or canceled, which could materially adversely affect our business, financial condition, results of operations and cash flows.

The dollar amount of backlog does not necessarily indicate future earnings related to the performance of that work.  Backlog refers to expected future revenues under signed contracts and legally binding letters of intent that we have determined are likely to be performed.  Backlog represents only business that is considered firm, although cancellations or scope adjustments may and do occur.  Because of changes in project scope and schedule, we cannot predict with certainty when or if backlog will be performed or the associated revenue will be recognized.  In addition, even where a project proceeds as scheduled, it is possible that contracted parties may default and fail to pay amounts owed to us.  Material delays, cancellations or payment defaults could materially adversely affect our business, financial condition, results of operations and cash flows.

Because our operations are concentrated in four particular industries, we may be adversely impacted by economic or other developments in these industries.

We derive a significant amount of revenues from services provided to clients that are concentrated in four industries: oil and gas, oil refining, chemical/petrochemical and power.  These industries historically have been, and will likely continue to be, cyclical in nature.  Consequently, our results of operations have fluctuated, and may continue to fluctuate, depending on the demand for our products and services from these industries.

Unfavorable economic developments in global or regional economic growth rates or other unfavorable developments in one or more of these industries could adversely affect our clients’ investment plans and could materially adversely affect our business, financial condition, results of operations and cash flows.  The global credit market crises is now impacting some of our clients’ investment plans as it affects the availability and cost of financing, as well as our clients’ own financial strategies, which could include cash conservation.  In addition, the global economic slowdown is impacting the demand for the products our clients produce, which is causing companies to re-evaluate their investment plans for 2009.

Our results of operations and cash flows depend on new contract awards, and the selection process and timing for performing these contracts are not entirely within our control.

A substantial portion of our revenues is derived from new contract awards of projects.  It is difficult to predict whether and when we will receive such awards due to the lengthy and complex bidding and selection process, which is affected by a number of factors, such as market conditions, financing arrangements, governmental approvals and environmental matters.  We often compete with other general and specialty contractors, both U.S. and non-U.S., including large international contractors and small local contractors.  The strong competition in our markets requires us to maintain skilled personnel and invest in technology, and also puts pressure on our profit margins.  Because of this, we could be prevented from obtaining contracts for which we have bid due to price, greater perceived financial strength and resources of our competitors and/or perceived technology advantages.  Alternatively, we may have to agree to lower prices and margins for contracts that we win or we may lose a bid or decide not to pursue a contract if the profit margins are below our minimum acceptable margins based on our risk assessment of the project conditions.

Our results of operations and cash flows can fluctuate from quarter to quarter depending on the timing of our contract awards.  In addition, certain of these contracts are subject to client financing contingencies and environmental permits, and, as a result, we are subject to the risk that the customer will not be able to secure the necessary financing and approvals for the project, which could result in a delay or cancellation of the proposed project and thereby reduce our revenues and profits.

A failure by us to attract and retain key officers, qualified personnel, joint venture partners, advisors and subcontractors could materially adversely affect our business, financial condition, results of operations and cash flows.

Our ability to attract and retain key officers, qualified engineers and other professional personnel, as well as joint venture partners, advisors and subcontractors, will be an important factor in determining our future success.  The market for these professionals is competitive and we may not be successful in efforts to attract and retain these individuals.  Failure to attract or retain these key officers, professionals, joint venture partners, advisors and subcontractors could materially adversely affect our business, financial condition, results of operations and cash flows.

Our worldwide operations involve risks that may limit or disrupt operations, limit repatriation of cash, increase taxation or otherwise materially adversely affect our business, financial condition, results of operations and cash flows.

We have worldwide operations that are conducted through U.S. and non-U.S. subsidiaries, as well as through agreements with joint venture partners.  Our non-U.S. subsidiaries, which accounted for approximately 75% of our operating revenues and a majority of our operating cash flows in the fiscal nine months ended September 26, 2008, have operations located in Asia, Australia, Europe, the Middle East, South Africa and South America.  Additionally, we purchase materials and equipment on a worldwide basis and are heavily dependent on unrelated third-party non-U.S. sources for these materials and equipment.  Our worldwide operations are subject to risks that could materially adversely affect our business, financial condition, results of operations and cash flows, including:

•                  uncertain political, legal and economic environments;

•                  potential incompatibility with non-U.S. joint venture partners;

•                  foreign currency controls and fluctuations;

•                  energy prices and availability;

•                  terrorist attacks;

•                  the imposition of additional governmental controls and regulations;

•                  war and civil disturbances;

•                  labor problems; and

•                  interruption or delays in international shipping.

Because of these risks, our worldwide operations and our execution of projects may be limited, or disrupted; our contractual rights may not be enforced fully or at all; our non-U.S. taxation may be increased; or we may be limited in repatriating earnings.  These potential events and liabilities could materially adversely affect our business, financial condition, results of operations and cash flows.

We are subject to anti-bribery laws in the countries in which we operate.  Failure to comply with these laws could result in our becoming subject to penalties and the disruption of our business activities.

Many of the countries in which we transact business have laws that restrict the offer or payment of anything of value to government officials or other persons with the intent of gaining business or favorable government action.  We are subject to these laws in addition to being governed by the U.S. Foreign Corrupt Practices Act restricting these types of activities.  In addition to prohibiting certain bribery-related activity with foreign officials and other persons, these laws provide for recordkeeping and reporting obligations.  Our policies mandate compliance with these anti-bribery laws and we have procedures and controls in place to monitor internal and external compliance.  However, any failure by us, our subcontractors, agents or others who work for us on our behalf to comply with these legal and regulatory obligations could impact us in a variety of ways that include, but are not limited to, significant criminal, civil and administrative penalties.  The failure to comply with these legal and regulatory obligations could also result in the disruption of our business activities.

A change in tax laws, treaties or regulations, or their interpretation, of any country in which we operate could increase our tax burden and otherwise adversely affect our financial condition, results of operations and cash flows.

A change in tax laws, treaties or regulations, or their interpretation, of any country in which we operate could result in a higher tax rate on our earnings, which could result in a significant negative impact on our earnings and cash flows from operations.  We continue to assess the impact of various U.S. federal and state legislative proposals, and modifications to existing tax treaties between the United States and other countries, that could result in a material increase in our U.S. federal and state taxes.  We cannot predict whether any specific legislation will be enacted or the terms of any such legislation.  However, if such proposals were to be enacted, or if modifications were to be made to certain existing treaties, the consequences could have a materially adverse impact on us, including increasing our tax burden, increasing costs of our tax compliance or otherwise adversely affecting our financial condition, results of operations and cash flows.

Our business may be materially adversely impacted by regional, national and/or global requirements to significantly limit or reduce greenhouse gas emissions in the future.

Greenhouse gases that result from human activities, including burning of fossil fuels, have been the focus of increased scientific and political scrutiny and are being subjected to various legal requirements.  International agreements, national laws, state laws and various regulatory schemes limit or otherwise regulate emissions of greenhouse gases, and additional restrictions are under consideration by different governmental entities.  We derive a significant amount of revenues and contract profits from engineering and construction services provided to clients that own and/or operate a wide range of process plants and from the supply of our manufactured equipment to clients that own and/or operate electric power generating plants.  Additionally, we own or partially own plants that generate electricity from burning natural gas or various types of solid fuels.  These plants emit greenhouse gases as part of the process to generate electricity or other products.  Compliance with the existing greenhouse gas regulation may prove costly or difficult.  It is possible that owners and operators of existing or future process plants and electric generating plants could be subject to new or changed environmental regulations that result in significantly limiting or reducing the amounts of greenhouse gas emissions, increasing the cost of emitting such gases or requiring emissions allowances.  The costs of controlling such emissions or obtaining required emissions allowances could be significant.  It also is possible that necessary controls or allowances may not be available.  Such regulations could negatively impact client investments in capital projects in our markets, which could negatively impact the market for our manufactured products and certain of our services, and also could negatively affect the operations and profitability of our own electric power plants.  This could materially adversely affect our business, financial condition, results of operations and cash flows.

We are subject to various environmental laws and regulations in the countries in which we operate. If we fail to comply with these laws and regulations, we may incur significant costs and penalties that could materially adversely affect our business, financial condition, results of operations and cash flows.

Our operations are subject to U.S., European and other laws and regulations governing the generation, management and use of regulated materials, the discharge of materials into the environment, the remediation of environmental contamination, or otherwise relating to environmental protection.  Both our Global E&C Group and our Global Power Group make use of and produce as wastes or byproducts substances that are considered to be hazardous under these environmental laws and regulations.  We may be subject to liabilities for environmental contamination as an owner or operator (or former owner or operator) of a facility or as a generator of hazardous substances without regard to negligence or fault, and we are subject to additional liabilities if we do not comply with applicable laws regulating such hazardous substances, and, in either case, such liabilities can be substantial.   These laws and regulations could expose us to liability arising out of the conduct of current and past operations or conditions, including those associated with formerly owned or operated properties caused by us or others, or for acts by us or others which were in compliance with all applicable laws at the time the acts were performed.  In some cases, we have assumed contractual indemnification obligations for environmental liabilities associated with some formerly owned properties.  The ongoing costs of complying with existing environmental laws and regulations could be substantial.  Additionally, we may be subject to claims alleging personal injury, property damage or natural resource damages as a result of alleged exposure to or contamination by hazardous substances.  Changes in the environmental laws and regulations, remediation obligations, enforcement actions, stricter interpretations of existing requirements, future discovery of contamination or claims for damages to persons, property, natural resources or the environment could result in material costs and liabilities that we currently do not anticipate.

We may lose future business to our competitors and be unable to operate our business profitably if our patents and other intellectual property rights do not adequately protect our proprietary products.

Our success depends significantly on our ability to protect our intellectual property rights to the technologies and know-how used in our proprietary products.  We rely on patent protection, as well as a combination of trade secret, unfair competition and similar laws and nondisclosure, confidentiality and other contractual restrictions to protect our proprietary technology.  However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage.  We also rely on unpatented proprietary technology.  We cannot provide assurance that we can meaningfully protect all our rights in our unpatented proprietary technology, or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to our unpatented proprietary technology.  We also hold licenses from third-parties that are necessary to utilize certain technologies used in the design and manufacturing of some of our products.  The loss of such licenses would prevent us from manufacturing and selling these products, which could harm our business.

We rely on our information systems in our operations. Failure to protect these systems against security breaches could adversely affect our business and results of operations.  Additionally, if these systems fail or become unavailable for any significant period of time, our business could be harmed.

The efficient operation of our business is dependent on computer hardware and software systems.  Information systems are vulnerable to internal and external security breaches including by computer hackers and cyber terrorists.  The unavailability of the information systems, the failure of these systems to perform as anticipated for any reason or any significant breach of security could disrupt our business and could result in decreased performance and increased overhead costs, causing our business and results of operations to suffer.

Risks Related to Asbestos Claims

The number and cost of our current and future asbestos claims in the United States could be substantially higher than we have estimated and the timing of payment of claims could be sooner than we have estimated, which could materially adversely affect our business, financial condition, results of operations and cash flows.

Some of our subsidiaries are named as defendants in numerous lawsuits and out-of-court administrative claims pending in the United States in which the plaintiffs claim damages for alleged bodily injury or death arising from exposure to asbestos in connection with work performed, or heat exchange devices assembled, installed and/or sold, by our subsidiaries.  We expect these subsidiaries to be named as defendants in similar suits and that claims will be brought in the future.  For purposes of our financial statements, we have estimated the indemnity and defense costs to be incurred in resolving pending and forecasted U.S. claims through the fiscal third quarter of 2023.  Although we believe our estimates are reasonable, the actual number of future claims brought against us and the cost of resolving these claims could be substantially higher than our estimates.  Some of the factors that may result in the costs of asbestos claims being higher than our current estimates include:

•                  the rate at which new claims are filed;

•                  the number of new claimants;

•                  changes in the mix of diseases alleged to be suffered by the claimants, such as type of cancer, asbestosis or other illness;

•                  increases in legal fees or other defense costs associated with asbestos claims;

•                  increases in indemnity payments;

•                  decreases in the proportion of claims dismissed with zero indemnity payments;

•                  indemnity payments being required to be made sooner than expected;

•                  bankruptcies of other asbestos defendants, causing a reduction in the number of available solvent defendants and thereby increasing the number of claims and the size of demands against our subsidiaries;

•                  adverse jury verdicts requiring us to pay damages in amounts greater than we expect to pay in settlements;

•                  changes in legislative or judicial standards that make successful defense of claims against our subsidiaries more difficult; or

•                  enactment of federal legislation requiring us to contribute amounts to a national settlement trust in excess of our expected net liability, after insurance, in the tort system.

The total liability recorded on our condensed consolidated balance sheet as of September 26, 2008 is based on estimated indemnity and defense costs expected to be incurred through the fiscal third quarter of 2023.  We believe that it is likely that there will be new claims filed after the fiscal third quarter of 2023, but in light of uncertainties inherent in long-term forecasts, we do not believe that we can reasonably estimate the indemnity and defense costs that might be incurred after the fiscal third quarter of 2023.  Our forecast contemplates that the number of new claims requiring indemnity will decline from year to year.  If future claims fail to decline as we expect, our aggregate liability for asbestos claims will be higher than estimated.

Since year-end 2004, we have worked with Analysis Research Planning Corporation, or ARPC, nationally recognized consultants in projecting asbestos liabilities, to estimate the amount of asbestos-related indemnity and defense costs.  ARPC reviews our asbestos indemnity payments, defense costs and claims activity and compares them to our 15-year forecast prepared at the previous year-end.  Based on its review, ARPC may recommend that the assumptions used to estimate our future asbestos liability be updated, as appropriate.

Our forecast of the number of future claims is based, in part, on a regression model, which employs the statistical analysis of our historical claims data to generate a trend line for future claims and, in part, on an analysis of future disease incidence.  Although we believe this forecast method is reasonable, other forecast methods that attempt to estimate the population of living persons who could claim they were exposed to asbestos at worksites where our subsidiaries performed work or sold equipment could also be used and might project higher numbers of future claims than our forecast.

The actual number of future claims, the mix of disease types and the amounts of indemnity and defense costs may exceed our current estimates.  We update our forecasts at least annually to take into consideration recent claims experience and other developments, such as legislation and litigation outcomes, that may affect our estimates of future asbestos-related costs.  The announcement of increases to asbestos liabilities as a result of revised forecasts, adverse jury verdicts or other negative developments involving asbestos litigation or insurance recoveries may cause the value or trading prices of our securities to decrease significantly.  These negative developments could also negatively impact our liquidity, cause us to default under covenants in our indebtedness, cause our credit ratings to be downgraded, restrict our access to capital markets or otherwise materially adversely affect our business, financial condition, results of operations and cash flows.

The adequacy and timing of insurance recoveries of our asbestos-related costs in the United States is uncertain.  The failure to obtain insurance recoveries could materially adversely affect our business, financial condition, results of operations and cash flows.

Although we believe that a significant portion of our subsidiaries’ liability and defense costs for asbestos claims will be covered by insurance, the adequacy and timing of insurance recoveries is uncertain.  Since year-end 2005, we have worked with Peterson Risk Consulting, nationally recognized experts in the estimation of insurance recoveries, to annually review our estimate of the value of the settled insurance asset and assist in the estimation of our unsettled asbestos-related insurance asset.

The asset recorded on our condensed consolidated balance sheet as of September 26, 2008 represents our best estimate of settled and probable future insurance settlements relating to our U.S. liability for pending and estimated future asbestos claims through the fiscal third quarter of 2023.  The insurance asset includes an estimate of the amount of recoveries under existing settlements with other insurers.

Certain of our subsidiaries have entered into settlement agreements calling for certain insurers to make lump-sum payments, as well as payments over time, for use by our subsidiaries to fund asbestos-related indemnity and defense costs and, in certain cases, for reimbursement for portions of out-of-pocket costs that we previously have incurred.  We entered into two additional settlements in the fiscal nine months ended September 26, 2008 and we intend to continue to attempt to negotiate additional settlements where achievable on a reasonable basis in order to minimize the amount of future costs that we would be required to fund out of the cash flows generated from our operations.  Unless we settle the remaining unsettled insurance asset at amounts significantly in excess of our current estimates, it is likely that the amount of our insurance settlements will not cover all future asbestos-related costs and we will continue to fund a portion of such future costs, which will reduce our cash flows and our working capital.  Additionally, certain of the settlements with insurance companies during the past several years were for fixed dollar amounts that do not change as the liability changes.  Accordingly, increases in the asbestos liability will not result in an equal increase in the insurance asset.

Our insurance recoveries  may be limited by future insolvencies among our insurers.  We have not assumed recovery in the estimate of our asbestos-related insurance asset from any of our currently insolvent insurers.  Other insurers may become insolvent in the future and our insurers may fail to reimburse amounts owed to us on a timely basis.  If we fail to realize expected insurance recoveries, or experience delays in receiving material amounts from our insurers, our business, financial condition, results of operations and cash flows could be materially adversely affected.

A number of asbestos-related claims have been received by our subsidiaries in the United Kingdom.  To date, these claims have been covered by insurance policies and proceeds from the policies have been paid directly to the plaintiffs.  The timing and amount of asbestos claims that may be made in the future, the financial solvency of the insurers and the amount that may be paid to resolve the claims, are uncertain.  The insurance carriers’ failure to make payments due under the policies could materially adversely affect our business, financial condition, results of operations and cash flows.

Some of our subsidiaries in the United Kingdom have received claims alleging personal injury arising from exposure to asbestos in connection with work performed, or heat exchange devices assembled, installed and/or sold, by our subsidiaries.  We expect these subsidiaries to be named as defendants in additional suits and claims brought in the future.  To date, insurance policies have provided coverage for substantially all of the costs incurred in connection with resolving asbestos claims in the United Kingdom.  In our condensed consolidated balance sheet as of September 26, 2008, we have recorded U.K. asbestos-related insurance recoveries equal to the U.K. asbestos-related liabilities, which are comprised of an estimated liability relating to open (outstanding) claims and an estimated liability relating to future unasserted claims through the fiscal third quarter of 2023.  Our ability to continue to recover under these insurance policies is dependent upon, among other things, the timing and amount of asbestos claims that may be made in the future, the financial solvency of our insurers and the amount that may be paid to resolve the claims.  These factors could significantly limit our insurance recoveries, which could materially adversely affect our business, financial condition, results of operations and cash flows.

Risks Related to Our Liquidity and Capital Resources

We require cash repatriations from our non-U.S. subsidiaries to meet our U.S. cash needs related to our asbestos-related and other liabilities and corporate overhead expenses.  Our ability to repatriate funds from our non-U.S. subsidiaries is limited by a number of factors.

As a holding company, we are dependent on cash inflows from our subsidiaries in order to fund our asbestos-related and other liabilities and corporate overhead expenses.  To the extent that our U.S. subsidiaries do not generate enough cash flows to cover our holding company payments and expenses, we are dependent on cash repatriations from our non-U.S. subsidiaries.  There can be no assurance that the forecasted foreign cash repatriation will occur as our non-U.S. subsidiaries need to keep certain amounts available for working capital purposes, to pay known liabilities, to comply with covenants and for other general corporate purposes.  The repatriation of funds may also subject those funds to taxation.  The inability to repatriate cash could negatively impact our business, financial condition, results of operations and cash flows.

Certain of our various debt agreements impose financial covenants, which may prevent us from capitalizing on business opportunities, which could negatively impact our business.

Our senior domestic credit agreement imposes financial covenants on us.  These covenants limit our ability to incur indebtedness, pay dividends or make other distributions, make investments and sell assets.  These limitations may restrict our ability to pursue business opportunities, which could negatively impact our business.

We may have significant working capital requirements, which could negatively impact our business, financial condition, and cash flows.

In some cases, we may require significant amounts of working capital to finance the purchase of materials and in the performance of engineering, construction and other work on certain of our projects before we receive payment from our customers.  In some cases, we are contractually obligated to our customers to fund working capital on our projects.  Increases in working capital requirements could negatively impact our business, financial condition and cash flows.  In addition, we may invest some of our cash in longer-term investment opportunities, including, as described below, the acquisition of other entities or operations, the reduction of certain liabilities such as unfunded pension liabilities and/or repurchases of our outstanding registered shares.  To the extent we use cash for such other purposes, the amount of cash available for the working capital needs described above would be reduced.

We may invest in longer-term investment opportunities, such as the acquisition of other entities or operations in the engineering and construction industry or power industry.  Acquisitions of other entities or operations have risks that could materially adversely affect our business, financial condition, results of operations and cash flows.

Since 2007, we have completed two acquisitions and have been exploring other possible acquisitions within the engineering and construction industry to strategically complement or expand on our technical capabilities or access to new market segments.  We have also been exploring possible acquisitions within the power industry to complement our product offering.  The acquisition of companies and assets in the engineering and construction and power industries is subject to substantial risks, including the failure to identify material problems during due diligence, the risk of over-paying for assets and the inability to arrange financing for an acquisition as may be required or desired.  Further, the integration and consolidation of acquisitions requires substantial human, financial and other resources including management time and attention, and ultimately, our acquisitions may not be successfully integrated and our resources may be diverted.  There can be no assurances that we will consummate any such future acquisitions, that any acquisitions we make will perform as expected or that the returns from such acquisitions will support the investment required to acquire them or the capital expenditures needed to develop them.

Risk Factors Related to Our Financial Reporting and Corporate Governance

If we have a material weakness in our internal control over financial reporting, our ability to report our financial results on a timely and accurate basis may be adversely affected.

Although we had no material weaknesses as of September 26, 2008, we have reported material weaknesses in our internal control over financial reporting in the past.  There can be no assurance that we will avoid a material weakness in the future.  If we have another material weakness in our internal control over financial reporting in the future, it could adversely impact our ability to report our financial results in a timely and accurate manner.

Our use of the percentage-of-completion accounting method could result in a reduction or elimination of previously reported profits.

A substantial portion of our revenues is recognized using the percentage-of-completion method of accounting.  Under this method of accounting, the earnings or losses recognized on individual contracts are based on estimates of contract revenues, costs and profitability. Revisions to estimated revenues and estimated costs can and do result in changes to revenues, costs and profits.  For further information on our revenue recognition methodology, please refer to Note 1, “Summary of Significant Accounting Policies—Revenue Recognition on Long-Term Contracts,” to the condensed consolidated financial statements in Foster Wheeler-Bermuda’s quarterly report on Form 10-Q for the quarter ended September 26, 2008, filed on November 5, 2008 and incorporated by reference herein.

We have anti-takeover provisions in our articles of association that may discourage a change of control.

Our articles of association contain provisions that could make it more difficult for a third-party to acquire us without the consent of our board of directors.  These provisions provide for:

•                  The board of directors to be divided into three classes serving staggered three-year terms.  In addition, directors may be removed from office, by the affirmative vote of the holders of two-thirds of the issued shares generally entitled to vote.  These provisions of our articles of association may delay or limit the ability of a shareholder to obtain majority representation on the board of directors.

•                  The limitation on voting rights described under “—Registered holders must apply for enrollment in our share register as shareholders with voting rights in order to have voting rights; we may deny such registration under certain circumstances” above.

These provisions could make it more difficult for a third-party to acquire us, even if the third-party’s offer may be considered beneficial by many shareholders.  As a result, shareholders may be limited in their ability to obtain a premium for their shares.

There are provisions in our articles of association that may reduce the voting rights of our registered shares.

 Our articles of association generally provide that shareholders have one vote for each registered share held by them and are entitled to vote at all meetings of shareholders.  However, our articles of association provide that shareholders whose “controlled shares” (as defined in the articles of association) represent 10% or more of our total voting shares are limited to voting one vote less than 10% of the total voting rights of our share capital as registered with the commercial register.  This provision is intended to prevent the possibility of our company becoming a controlled foreign corporation for U.S. federal income tax purposes, which could have certain adverse U.S. federal income tax consequences to U.S. persons who own (directly, indirectly or under applicable constructive ownership rules) 10% or more of our voting shares. It may also have an anti-takeover effect by making it more difficult for a third party to acquire us without the consent of our board of directors.

FORWARD-LOOKING STATEMENTS

This reoffer prospectus and the documents incorporated by reference herein and oral statements made by our representatives from time to time may contain forward-looking statements that are based on our assumptions, expectations and projections about Foster Wheeler AG and the various industries within which we operate. These include statements regarding our expectations about revenues (including as expressed by our backlog), our liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries.  Such forward-looking statements by their nature involve a degree of risk and uncertainty.  We caution that a variety of factors, including but not limited to the factors described under the heading “Risk Factors” and the following, could cause business conditions and our results to differ materially from what is contained in forward-looking statements:

•                  benefits, effects or results of our redomestication;

•                  changes in the rate of economic growth in the United States and other major international economies;

•                  changes in investment by the oil and gas, oil refining, chemical/petrochemical and power industries;

•                  changes in the financial condition of our customers;

•                  changes in regulatory environments;

•                  changes in project design or schedules;

•                  contract cancellations;

•                  changes in our estimates of costs to complete projects;

•                  changes in trade, monetary and fiscal policies worldwide;

•                  compliance with laws and regulations relating to our global operations;

•                  currency fluctuations;

•                  war and/or terrorist attacks on facilities either owned by us or where equipment or services are or may be provided by us;

•                  interruptions to shipping lanes or other methods of transit;

•                  outcomes of pending and future litigation, including litigation regarding our liability for damages and insurance coverage for asbestos exposure;

•                  protection and validity of our patents and other intellectual property rights;

•                  increasing competition by non-U.S. and U.S. companies;

•                  compliance with our debt covenants;

•                  recoverability of claims against our customers and others by us and claims by third parties against us; and

•                  changes in estimates used in our critical accounting policies.

Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected.  Most of these factors are difficult to predict accurately and are generally beyond our control.  You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us.

In addition, this prospectus and the documents incorporated by reference herein contain several statements regarding current and future general global economic conditions.  These statements are based on our compilation of economic data and analyses from a variety of external sources.  While we believe these statements to be reasonably accurate, global economic conditions are difficult to analyze and predict and are subject to significant uncertainty and as a result, these statements may prove to be wrong.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  You are advised, however, to consult any additional disclosures we make in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission, which we refer to as the Commission.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the registered shares offered by the selling shareholder under this reoffer prospectus.

SELLING SHAREHOLDER

Pursuant to an employment agreement dated as of October 10, 2005 between the selling shareholder and Foster Wheeler-Bermuda, Foster Wheeler-Bermuda agreed to cause a Registration Statement on Form S-8 relating to the Foster Wheeler-Bermuda common shares awarded to the selling shareholder as a material inducement to act as Foster Wheeler-Bermuda’s Executive Vice President and General Counsel to be filed. In connection with the redomestication, Foster Wheeler-Bermuda’s outstanding common shares were cancelled and each holder of Foster Wheeler-Bermuda common shares received our registered shares (or cash in lieu of any fractional common shares).  This registration statement relates to resales of those registered shares by the selling shareholder. The selling shareholder may resell all, a portion or none of the registered shares from time to time as described under “Plan of Distribution.”

The following table sets forth as of February 9, 2009 the name of the selling shareholder, the number of registered shares beneficially owned, the number of registered shares registered by this reoffer prospectus and the amount of registered shares to be owned after the sale of registered shares assuming the sale of all of the registered shares.

	Registered Shares Beneficially Owned Prior to Offering(1)		Maximum Number of Registered	Registered Shares Beneficially Owned After Offering(1)
Name of Selling Shareholder	Number	Percentage of Class	Shares Being Offered	Number	Percentage of Class

Peter J. Ganz	35,658	*	2,347	33,311	*

* Indicates less than 1%.

(1)   The selling shareholder listed in the table has both voting and investment power over the applicable shares. The amounts and percentages of registered shares beneficially owned prior to this offering have been calculated in accordance with applicable Commission regulations. These regulations require shares underlying stock options to be considered issued and outstanding (solely for purposes of calculating the relevant holder’s percentage) if they are issuable within 60 days of February 9, 2009. The percentages of beneficial ownership are based on an aggregate of 126,415,914 registered shares issued and outstanding as of February 9, 2009.

PLAN OF DISTRIBUTION

Shares offered hereby may be sold from time to time directly by or on behalf of the selling shareholder in one or more transactions on any stock exchange or stock market on which the common stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The selling shareholder may sell the shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling shareholder and/or purchasers of the shares or both (which compensation as to a particular broker or dealer may be in excess of customary commissions).

In connection with such sales, the selling shareholder and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

In order to comply with certain state securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from regulation or qualification is available and is complied with. Sales of shares must also be made by the selling shareholder in compliance with all other applicable state securities laws and regulations.

In addition to any shares sold hereunder, the selling shareholder may, at the same time, sell any registered shares owned by him in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this reoffer prospectus.

There can be no assurance that the selling shareholder will sell any or all of the shares offered hereby. In addition, there may be certain contractual restrictions in the ability of the selling shareholder to sell any or all of the shares.

We will pay all expenses of the registration of the shares and will not receive any proceeds from the sale of any shares by the selling shareholder.

We have notified the selling shareholder of the need to deliver a copy of this reoffer prospectus in connection with any sale of the shares.

LEGAL MATTERS

The validity of the registered shares will be passed upon by special Swiss counsel, Bär & Karrer.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this reoffer prospectus by reference to Foster Wheeler Ltd.’s Annual Report on Form 10-K for the year ended December 28, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE CAN YOU FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports, proxy statements and other information with the Commission. These filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file with the Commission at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this reoffer prospectus, and information that we file later with the Commission will automatically update and supersede this information.

We incorporate by reference the documents listed below and any documents we file in the future with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the filing of a post-effective amendment to the registration statement of which this reoffer prospectus is a part that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold:

•                  Foster Wheeler-Bermuda’s Annual Report on Form 10-K for the year ended December 28, 2007 filed on February 26, 2008;

•                  Foster Wheeler-Bermuda’s Quarterly Report on Form 10-Q for the quarter ended March 28, 2008 filed on May 7, 2008;

•                  Foster Wheeler-Bermuda’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2008 filed on August 6, 2008;

•                  Foster Wheeler-Bermuda’s Quarterly Report on Form 10-Q for the quarter ended September 26, 2008 filed on November 5, 2008;

•                  Foster Wheeler-Bermuda’s Current Reports on Form 8-K filed on January 8, 2008, February 4, 2008, February 28, 2008, May 12, 2008, June 20, 2008, August 7, 2008, September 16, 2008, October 14, 2008, November 5, 2008, December 5, 2008, December 10, 2008, December 22, 2008, and January 27, 2009;

•                  Our Current Report on Form 8-K filed on February 9, 2009; and

•                  The description of our registered shares contained in our Registration Statement on Form 8-A, filed on May 31, 2005, as amended on February 9, 2009 (File No. 000-50740).

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this reoffer prospectus.

You may request a copy of these filings (including exhibits that we have incorporated by reference) at no cost, by writing or telephoning our executive offices at the following address:

Foster Wheeler AG

Perryville Corporate Park

Clinton, New Jersey 08809-4000

Attn: Peter J. Ganz

Telephone: (908) 730-4000

Facsimile: (908) 730-5300

You should rely only on the information contained or incorporated by reference in this reoffer prospectus. We have not authorized anyone to provide you with different information. No person has been authorized to give any information or make any representations in connection with the registered shares, other than the information and those representations contained or incorporated by reference in this reoffer prospectus. We are not making an offer of registered shares in any state or jurisdiction where the offer is not permitted. You should not assume that the information provided by this reoffer prospectus or the documents incorporated by reference herein is accurate as of any date other than the date of such reoffer prospectus or incorporated documents, regardless of the date you receive them.

ENFORCEMENT OF CIVIL LIABILITIES

Foster Wheeler AG is a Swiss company.  As a result, it may be difficult for you to effect service of process within the United States or to enforce judgments obtained against it in United States courts.  Foster Wheeler AG has agreed that it may be served process with respect to actions based on offers and sales of securities made in the

United States by having Foster Wheeler Inc., Perryville Corporate Park, Clinton, New Jersey 08809-4000, be the United States agent appointed for that purpose.

Switzerland and the United States do not have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters.  The recognition and enforcement of a judgment of the courts of the United States in Switzerland is governed by the principles set forth in the Swiss Federal Act on Private International Law. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if:

•                  the foreign court had jurisdiction pursuant to the Swiss Federal Act on Private International Law;

•                  the judgment of such foreign court has become final and non-appealable;

•                  no reason for refusal in the sense of Article 27 Swiss Federal Act on Private International Law is given (in particular, but not limited to, the decision does not contravene Swiss public policy); and

•                  the court procedures and the service of documents leading to the judgment were in accordance with the due process of law, legal precedent and similar requirements.

Some remedies available under the laws of United States jurisdictions, including some remedies available under the U.S. federal securities laws, would not be allowed in Swiss courts as contrary to that nation’s public policy.

No person has been authorized to give any information or to make any representations other than those contained in this reoffer prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized. This reoffer prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this reoffer prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Foster Wheeler since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

FOSTER WHEELER AG

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item  3.  Incorporation of Documents by Reference.

Foster Wheeler AG (the “Company”) incorporates by reference the documents listed below and any documents it files in the future with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold:

1.               The Annual Report on Form 10-K of Foster Wheeler Ltd. (“Foster Wheeler-Bermuda”) for the year ended December 28, 2007 filed on February 26, 2008;

2.               Foster Wheeler-Bermuda’s Quarterly Report on Form 10-Q for the quarter ended March 28, 2008 filed on May 7, 2008;

3.               Foster Wheeler-Bermuda’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2008 filed on August 6, 2008;

4.               Foster Wheeler-Bermuda’s Quarterly Report on Form 10-Q for the quarter ended September 26, 2008 filed on November 5, 2008;

5.               Foster Wheeler-Bermuda’s Current Reports on Form 8-K filed on January 8, 2008, February 4, 2008, February 28, 2008, May 12, 2008, June 20, 2008, August 7, 2008, September 16, 2008, October 14, 2008, November 5, 2008, December 5, 2008, December 10, 2008, December 22, 2008, and January 27, 2009;

6.               The Company’s Current Report on Form 8-K filed on February 9, 2009; and

7.               The description of the Company’s registered shares contained in its Registration Statement on Form 8-A filed on May 31, 2005, as amended on February 9, 2009 (File No. 000-50740).

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Securities and Exchange Commission will be incorporated by reference into, or otherwise included in, this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Company is a Swiss company.  Although this area of law is unsettled in Switzerland, the Company believes, based on the interpretation of certain leading Swiss legal scholars, that under Swiss law, the Company may indemnify its directors and officers unless the indemnification results from a breach of their duties, which breach constitutes gross negligence or intentional breach of duty. The Company’s articles of association make indemnification of directors and officers and advancement of expenses (except in cases where the Company is proceeding against an officer or director) to defend claims against directors and officers mandatory on the Company’s part to the fullest extent allowed by law. Under the Company’s articles of association, a director or officer may not be indemnified if such person is found, in a final judgment or decree not subject to appeal, to have committed an intentional or grossly negligent breach of his or her statutory duties as a director or officer. Swiss law permits the Company, or each director or officer individually, to purchase and maintain insurance on behalf of such directors and officers. The Company may obtain such insurance from one or more third party insurers or captive insurance companies. The Company also expects to enter into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement (except in cases where we are proceeding against an officer or director) and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. The agreements provide that the Company will indemnify each director and executive officer against claims arising out of such director or executive officer’s service to the Company, except (i) in respect of any claim as to which the director or executive officer is adjudged in a final and non-appealable judgment to have committed an intentional or grossly negligent breach of his duties or (ii) in the case of fraud or dishonesty by the director or executive officer. The agreements further provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that he is not entitled to indemnification. The Company’s board of directors (if a majority of the board is disinterested in the claim under which the officer or director is seeking indemnification) or an independent counsel will determine whether an indemnification payment or expense advance should be made in any particular instance and the executive officer or director seeking indemnification may challenge such determination. Indemnification and advancement of expenses generally will not be made in connection with proceedings brought by the indemnitee against the Company.  Swiss law permits us to purchase and maintain insurance for the benefit of any officer or director in respect of loss or liability attaching to him in respect of negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director.  The Company has purchased and maintains a directors’ and officers’ liability policy for such a purpose.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description

4.1

Restricted Stock Award Agreement between Foster Wheeler Ltd. and Peter J. Ganz, dated as of October 24, 2005 (Filed as Exhibit 10.3 to Foster Wheeler Ltd.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 and incorporated herein by reference.)

4.2

Employment Agreement between Foster Wheeler Ltd. and Peter J. Ganz, dated as of October 10, 2005 (Filed as Exhibit 10.1 to Foster Wheeler Ltd.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 and incorporated herein by reference.)

4.3	Foster Wheeler Ltd. Management Restricted Stock Plan (Filed as Exhibit 4.2 to Foster Wheeler Ltd.’s Form S-8 (File No. 333-119308) filed on September 27, 2004 and incorporated herein by reference.)

4.4

Form of First Amendment to the Foster Wheeler Ltd. 2004 Management Restricted Stock Plan (Filed as Exhibit 99.4 to Foster Wheeler Ltd.’s Form 8-K filed on May 16, 2005 and incorporated herein by reference.)

4.5

Form of Second Amendment to the Foster Wheeler Ltd. 2004 Management Restricted Stock Plan (Filed as Exhibit 99.1 to Foster Wheeler Ltd.’s Form 8-K filed on November 8, 2005 and incorporated herein by reference.)

4.6	Articles of Association of Foster Wheeler AG (Filed as Exhibit 3.1 to Foster Wheeler AG’s Current Report on Form 8-K filed on February 9, 2009 and incorporated herein by reference.)

4.7	Organizational Regulations of Foster Wheeler AG (Filed as Exhibit 3.2 to Foster Wheeler AG’s Current Report on Form 8-K filed on February 9, 2009 and incorporated herein by reference.)

5.1	Opinion of Bär & Karrer as to the legality of the registered shares

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Bär & Karrer (included in Exhibit 5.1)

23.3	Consent of Analysis, Research & Planning Corporation

23.4	Consent of Peterson Risk Consulting LLC

24.1	Power of Attorney

Item 9.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchase, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clinton, State of New Jersey, on February 9, 2009.

FOSTER WHEELER AG

By:	/s/ Franco Baseotto
Name: Franco Baseotto
Title: Executive Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

*	Chairman and Chief Executive Officer (Principal Executive Officer)	February 9, 2009
Raymond J. Milchovich

	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	February 9, 2009
/s/ Franco Baseotto
Franco Baseotto

/s/ Lisa Z. Wood	Vice President and Controller (Principal Accounting Officer)	February 9, 2009
Lisa Z. Wood

*	Director	February 9, 2009
Eugene D. Atkinson

*	Director	February 9, 2009
Steven J. Demetriou

*	Director	February 9, 2009
Robert C. Flexon

*	Director	February 9, 2009
Jack A. Fusco

*	Director	February 9, 2009
Edward G. Galante

*	Director	February 9, 2009
Stephanie Hanbury-Brown

*	Director	February 9, 2009
Maureen B. Tart-Bezer

*	Director	February 9, 2009
James D. Woods

*By:	/s/ Franco Baseotto
Franco Baseotto
As Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

4.1

Restricted Stock Award Agreement between Foster Wheeler Ltd. and Peter J. Ganz, dated as of October 24, 2005 (Filed as Exhibit 10.3 to Foster Wheeler Ltd.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 and incorporated herein by reference.)

4.2

Employment Agreement between Foster Wheeler Ltd. and Peter J. Ganz, dated as of October 10, 2005 (Filed as Exhibit 10.1 to Foster Wheeler Ltd.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 and incorporated herein by reference.)

4.3	Foster Wheeler Ltd. Management Restricted Stock Plan (Filed as Exhibit 4.2 to Foster Wheeler Ltd.’s Form S-8 (File No. 333-119308) filed on September 27, 2004 and incorporated herein by reference.)

4.4

Form of First Amendment to the Foster Wheeler Ltd. 2004 Management Restricted Stock Plan (Filed as Exhibit 99.4 to Foster Wheeler Ltd.’s Form 8-K filed on May 16, 2005 and incorporated herein by reference.)

4.5

Form of Second Amendment to the Foster Wheeler Ltd. 2004 Management Restricted Stock Plan (Filed as Exhibit 99.1 to Foster Wheeler Ltd.’s Form 8-K filed on November 8, 2005 and incorporated herein by reference.)

4.6	Articles of Association of Foster Wheeler AG (Filed as Exhibit 3.1 to Foster Wheeler AG’s Current Report on Form 8-K filed on February 9, 2009 and incorporated herein by reference.)

4.7	Organizational Regulations of Foster Wheeler AG (Filed as Exhibit 3.2 to Foster Wheeler AG’s Current Report on Form 8-K filed on February 9, 2009 and incorporated herein by reference.)

5.1	Opinion of Bär & Karrer as to the legality of the registered shares

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Bär & Karrer (included in Exhibit 5.1)

23.3	Consent of Analysis, Research & Planning Corporation

23.4	Consent of Peterson Risk Consulting LLC

24.1	Power of Attorney